SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934
                          [Amendment No. _________]

Filed by the Registrant _X_
Filed by a Party other than the Registrant ___

Check the appropriate box:

___  Preliminary Proxy Statement
___ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
_X_  Definitive Proxy Statement
___  Definitive Additional Materials
___  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                           DATALINK SYSTEMS CORPORATION
               (Name of Registrant as Specified in Its Charter)

                           DATALINK SYSTEMS CORPORATION
                  (Name of Person(s) Filing Proxy Statement)

                        DATALINK SYSTEMS CORPORATION
                       1735 TECHNOLOGY WAY, SUITE 790
                        SAN JOSE, CALIFORNIA  95110
                              (408) 367-1700


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD DECEMBER 4, 1998


TO THE SHAREHOLDERS OF DATALINK SYSTEMS CORPORATION:

     NOTICE HEREBY IS GIVEN that the Annual Meeting of Shareholders of Datalink Systems Corporation, a Nevada corporation, will be held at the Company's offices at 1735 Technology Way, Suite 790, San Jose, California 95110, on Friday, December 4, 1998, at 2:00 p.m., Pacific Time, and at any and all adjournments thereof, for the purpose of considering and acting upon the following matters.

     1. The election of five (5) Directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors have been duly elected and qualified.

     2. Ratification of the selection of BDO Seidman LLP as the Company's independent accountants for the fiscal year ending March 31, 1999.

     3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of the $.01 par value Common Stock of the Company of record at the close of business on November 6, 1998, will be entitled to notice of and to vote at the Meeting or at any adjournment or adjournments thereof. The proxies are being solicited by the Board of Directors of the Corporation.

     All shareholders, whether or not they expect to attend the Annual Meeting of Shareholders in person, are urged to sign and date the enclosed Proxy and return it promptly in the enclosed postage-paid envelope which requires no additional postage if mailed in the United States. The giving of a proxy will not affect your right to vote in person if you attend the Meeting.

                                    BY ORDER OF THE BOARD OF DIRECTORS

                                    ANTHONY N. LAPINE, PRESIDENT

San Jose, California
November 6, 1998

                        DATALINK SYSTEMS CORPORATION
                       1735 TECHNOLOGY WAY, SUITE 790
                        SAN JOSE, CALIFORNIA  95110
                              (408) 367-1700

                        ______________________________

                               PROXY STATEMENT
                        ______________________________

                        ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD DECEMBER 4, 1998

                             GENERAL INFORMATION

     The enclosed Proxy is solicited by and on behalf of the Board of Directors of Datalink Systems Corporation, a Nevada corporation (the "Company"), for use at the Company's Annual Meeting of Shareholders to be held at the Company's offices at 1735 Technology Way, Suite 790, San Jose, California 95110, on Friday, December 4, 1998, at 2:00 p.m., Pacific Time, and at any adjournment thereof. It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to the Company's shareholders on or about November 9, 1998.

     Any person signing and returning the enclosed Proxy may revoke it at any time before it is voted by giving written notice of such revocation to the Company, or by voting in person at the Meeting. The expense of soliciting proxies, including the cost of preparing, assembling and mailing this proxy material to shareholders, will be borne by the Company. It is anticipated that solicitations of proxies for the Meeting will be made only by use of the mail; however, the Company may use the services of its Directors, Officers and employees to solicit proxies personally or by telephone, without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of the Company's shares held of record by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses incurred by them in that connection.

     All shares represented by valid proxies will be voted in accordance therewith at the Meeting.

     The Company's Annual Report on Form 10-KSB is being simultaneously mailed to the Company's shareholders, but does not constitute part of these proxy soliciting materials.

                     SHARES OUTSTANDING AND VOTING RIGHTS

     All voting rights are vested exclusively in the holders of the Company's $.01 par value Common Stock and Series A Convertible Preferred Stock. Each share of Common Stock entitles the holder to one (1) vote and each share of Series A Convertible Preferred Stock is entitled to one (1) vote. The Common Stock and Series A Preferred Stock vote together as a single class. Only shareholders of record at the close of business on November 6, 1998, are entitled to notice of and to vote at the Meeting or any adjournment thereof. On November 6, 1998, the Company had 2,033,499 shares of $.01 par value Common Stock and 2,739,973 shares of Series A Convertible Preferred Stock outstanding.

     A majority of the Company's outstanding Common and Preferred Stock, considered as a single class, represented in person or by proxy shall constitute a quorum at the Meeting.

     The Company's Articles of Incorporation provide that a holder of any class or series of stock entitled to vote in the election of Directors shall be entitled to cumulate his votes, and may cast votes equal to the number of votes which (except for cumulative voting) he would be entitled to cast for the election of Directors with respect to his shares of stock multiplied by the number of Directors to be elected, and such shareholder may cast all such votes for a single Director or allocate such votes to two or more Directors as such shareholder sees fit.

     Under Nevada law, to exercise the right to cumulative voting, a shareholder must give the Company written notice of his intent to do so at least 48 hours before the time fixed for the Annual Meeting. Such written notice must be given to the President or Secretary of the Company.

     The person named in the form of proxy included herewith does not presently intend to exercise cumulative voting rights with respect to such proxies. If the proxy holder determines to exercise such rights and gives due notice, the proxy holder (if authority to vote for one or more nominees is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any or all of the Board of Directors nominees as he may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for whom authority to vote has not been withheld.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number and percentage of shares entitled to vote owned beneficially, as of November 6, 1998, by any person, who is known to the Company to be the beneficial owner of 5% or more of the Company's Common and Preferred Stock considered as a single class, and, in addition, by each Director of the Company and by all Directors and Officers of the Company as a group. Information as to beneficial ownership is based upon statements furnished to the Company by such persons.

                                     AMOUNT AND
  NAME AND ADDRESS                 NATURE OF BENE-          PERCENT
OF BENEFICIAL OWNERS               FICIAL OWNERSHIP         OF CLASS
--------------------               ----------------         --------

Anthony LaPine                          915,000 (1)            17.5%
1735 Technology Drive
San Jose, California  95110-1333

Orbis Pension Trustees Ltd.             399,960 (2)             8.2%
One Connaught Place
London, England W11DY

J.F. Shea Co. Inc. as Nominee           399,990 (3)             8.2%
  1997-60
Edmund H. Shea Jr. VP
655 Brea Canyon Road
Walnut, CA 91789

Commonwealth Associates                 594,284 (4)            11.0%
830 Third Avenue
New York, NY  10022

Marshall Geller                          46,640 (5)             1.0%
1875 Century Park East, Suite 2200
Los Angeles, CA  90067

Frederick M. Hoar                        10,000 (6)               *
555 Twin Dolphin Drive, Suite 650
Redwood City, CA  94065

David Ladd                               10,000 (6)               *
2800 Sand Hill Road
Menlo Park, CA  94025

Robert L. Priddy                         10,000 (6)               *
3435 Kingsboro Road, Apt. 1601
Atlanta, GA  30326

Peter A. Allard                         324,917 (7)             6.7%
Seawatch, The Garden
St. James, Barbados
British West Indies

All Officers and Directors            1,061,640 (8)            19.9%
as a Group (7 Persons)
___________________

* Less than one percent.

(1) Includes 200,000 shares owned directly by Mr. LaPine; 280,000 shares of Series A Convertible Preferred Stock; 70,000 shares of Common Stock underlying currently exercisable options held by Mr. LaPine; 25,000 shares of Common Stock underlying currently exercisable options held by Mr. LaPine's wife, Pamela LaPine; and 340,000 shares of Common Stock underlying warrants held by Mr. LaPine.

(2) Includes 266,640 shares of Series A Convertible Preferred Stock; and 133,320 shares of Common Stock underlying warrants.

(3) Includes 266,660 shares of Series A Convertible Preferred Stock; and 133,330 shares of Common Stock underlying warrants.

(4) Includes 100,000 shares of Common Stock; 40,000 shares of Series A Convertible Preferred Stock; and 454,284 shares of Common Stock underlying warrants.

(5) Includes 10,000 shares of Common Stock underlying currently exercisable options; 17,760 shares of Series A Convertible Preferred Stock; and 18,880 shares of Common Stock underlying warrants.

(6)  Represents shares underlying currently exercisable options.

(7) Includes 214,917 shares of Common Stock held directly by Mr. Allard; 10,000 shares of Common Stock held by Euphemia Trust; and 100,000 shares of Common Stock underlying currently exercisable warrants.

(8) Includes the shares listed above as beneficially owned by Messrs. LaPine, Geller, Hoar, Ladd and Priddy, and 70,000 shares of Common Stock underlying currently exercisable options held by other executive officers.

                            ELECTION OF DIRECTORS

     The Board of Directors is currently set at five (5) members. The Board of Directors recommends the election as Directors of the five (5) nominees listed below, to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified or until their earlier death, resignation or removal. Each member of the present Board of Directors has been nominated for reelection. The person named as "Proxy" in the enclosed form of Proxy will vote the shares represented by all valid returned proxies in accordance with the specifications of the shareholders returning such proxies. If at the time of the Meeting any of the nominees named below should be unable to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.

     The following table sets forth the name and age of each nominee for Director, indicating all positions and offices with the Company presently held, and the period during which each person has served as a Director:

                                      Positions and Offices Held
      Name            Age               and Term as a Director
----------------      ---     --------------------------------------------

Anthony N. LaPine     55      President, Chief Executive Officer and
                              Director since June 1996

Marshall Geller       58      Director since November 1997

Frederick M. Hoar     60      Director since March 1998

David Ladd            51      Director since March 1998

Robert L. Priddy      52      Director since October 1998

     There is no family relationship between any Director or executive officer of the Company.

     The following sets forth biographical information as to the business experience of each Director, Nominee for Director and Executive Officer of the Company for at least the past five years.

     ANTHONY N. LAPINE has served as President, Chief Executive Officer and a Director of the Company since June 27, 1996. Mr. LaPine's career began at IBM in 1964, where his technical achievements earned him several patents and "outstanding contribution" awards. His Data Synchronization invention (Patent 3,701,039) remains the state of the art in today's disk drives. In 1969, he was recruited as one of the founders of Memorex's Equipment Group where he was instrumental in giving birth to the floppy disk drive. After Memorex's first billion dollar revenue year, he was instrumental in the sale of Memorex to Burroughs, now Unisys. In 1981 Mr. LaPine was recruited to re-engineer Irwin/Olivetti where he orchestrated the invention of the first removal cartridge tape backup in personal computers. This development opened a new billion dollar market catapulting the company to profitability and an initial public offering. In 1983, he formed LaPine Technology, raising $30 million and launched the new 3-1/2 inch Winchester disk drive technology. He led his company's growth to a profitable $60 million in sales before selling the company to his alliance partners, Prudential and Kyocera, in 1987. In 1987 he formed The LaPine Group, a private investment and turnaround management firm which he owned and operated until December 1994. From December 1994 to June 1996, he served as CEO of Andor International, a company launched by Gene Amdahl. After reorganizing the company, Mr. LaPine negotiated its sale to the Fortel Group where he now serves as Chairman. He lectures in the Graduate School of Business at the University of San Francisco. He has served as Chairman of the Hoover Institution's Council on Economic Development. He received a BSEE Cum Laude from San Jose State University in 1965, an MSEE from Santa Clara University in 1971, and an MBA from the University of San Francisco in 1986.

     MARSHALL GELLER has served as a Director of the Company since November 1997. He is currently the Chairman, Chief Executive Officer and Founding Partner of Geller & Friend Capital Partners, Inc., which was formed in November 1995. From 1991 to October 1995, Mr. Geller was the Senior Managing Partner and founder of Golenberg & Geller, Inc., a merchant banking and investment company. From 1988 to 1990, he was the Vice-Chairman of Gruntal & Company, a New York Stock Exchange investment banking firm. From 1967 through 1988, Mr. Geller was Senior Managing Director for Bear Stearns & Company.

     FREDERICK M. HOAR has served as a Director of the Company since March 1998. He has over 35 years of experience in public affairs, financial relations and marketing. He has shaped and implemented communications strategies for some of America's seminal technology-based companies, including Apple, Fairchild, Genentech and RCA.

     Mr. Hoar joined Boston-based Miller Communications, a leading international high-tech public relations agency, in 1989. He subsequently became president of Miller/Shandwick Technologies West, with responsibility for offices in Silicon Valley, Los Angeles and Dallas. In 1997 he was named to the additional position of chairman of Shandwick Technologies. In the early 1980's, Mr. Hoar was vice president of communications for Apple Computer. He also served as vice president, communication and marketing services for Fairchild Camera & Instrument; vice president, corporate communications for Genentech; director, worldwide communications for Raychem; and division vice president, public affairs and advertising for RCA.

     Mr. Hoar holds a B.A. degree cum laude in American history and literature from Harvard College and an M.A. in editorial journalism from the University of Iowa. He began his career with the Associated Press and as an instructor in English and journalism at the University of Northern Iowa.

     DAVID LADD has served as a Director of the Company since March 1998. He is a telecommunications expert, who finds and cultivates new telecommunications companies. He is currently Vice President in the New Ventures Group of Lucent Technologies, where his primary responsibility is to help commercialize Bell Labs technology in partnerships with Silicon Valley venture capitalists and entrepreneurs. He joined Mayfield fund in 1998 as a partner. In addition, he has also held senior management positions at a number of telecommunications companies, including Rolm Corp., Octel Communications Corp. and VMX Inc.

     ROBERT L. PRIDDY has served as a Director of the Company since October 1998. He has been Chief Executive Officer and Chairman of the Board of RMC Capital, LLC, which holds a number of investments, since its inception in October 1995. In addition, he was one of the four founding partners of ValueJet Airlines. Mr. Priddy served as Chief Executive Officer, director and Chairman of the airline, the wholly-owned subsidiary of ValueJet, Inc., from July 1992 to November 1996. Mr. Priddy is also on the Board of Director of Accumed International and Advamtel. From December 1991 to April 1993, he assisted Mesa Airlines in the founding of its subsidiary, Florida Gulf Airlines, for which Mr. Priddy served as President. From July 1991 to January 1993, he also served as a director of Mesa Airlines, Inc. From January 1998 to November 1991, he served as President and Chief Executive Officer of Air Midwest, Inc., a regional airline headquartered in Wichita, Kansas, for which he also served as a director from November 1987 to November 1991. From 1979 to 1987, he served as Vice President and Chief Financial Officer of Atlantic Southeast Airlines, Inc. ("ASA"), a regional airline headquartered in Atlanta, Georgia, for which he also served as a director from 1981 to 1987. He was one of the three founding stockholders of ASA. From 1966 to 1979, he worked for Southern Airways in various capacities, his last responsibilities being manager of scheduling.

     SARA A. FISCUS has served as the Company's Corporate Secretary since March 31, 1998 and has been the Company's In-House Counsel since October 1, 1997. Prior to joining the Company, Ms. Fiscus served as the Director of International Business Development at PC Quote, Inc. from January 1, 1997 to September 9, 1997 and the program manager of PC Quote International from February 22, 1996 to December 31, 1996. Ms. Fiscus received her law degree form the University of Wisconsin Law School in August of 1995 while on an exchange program at Diego Portales University in Santiago, Chile and became a member of the Wisconsin State Bar in February of 1996. She received Bachelor of Arts Degrees in English Literature and Classics from the University of Kansas in December of 1990. Ms. Fiscus is 30 years old.

     WILLIAM A. MAHAN became the Company's Chief Financial Officer and Treasurer effective October 5, 1998. Mr. Mahan, age 57, has extensive experience in corporate finance, operations, shareholder reporting and investor services and has served as chief financial officer or chief accounting officer for various public and privately held companies for the last 30 years, including New York Stock Exchange and American Stock Exchange listed companies. From 1995 to 1998, Mr. Mahan was a principal in W.A. Mahan Associates, which provided interim and part-time chief financial officer services. Clients included a manufacturer of emergency power generating equipment and a mortgage banker. From 1993 to 1995, he was Vice President of Finance of Information Network Corporation, a privately-held, Phoenix, Arizona based, provider of information systems and services to managed health care organizations. Additionally, Mr. Mahan was President and Chief Executive Officer of a privately held technology company from 1989 to 1993, prior to its acquisition by a New York Stock Exchange listed company. Mr. Mahan started his career with the Los Angeles office of Haskins & Sells, CPA's (now Deloitte & Touche, LLP), where he was a senior accountant working in auditing and tax for clients in a wide variety of industries. He received his degree in Finance and Accounting from Arizona State University in 1964, and earned his CPA certificate in 1966 while at Haskins & Sells.

     The Company does not have a nominating or compensation committee, but does have an audit committee which consists of all non-employee Directors of the Company, and therefore presently consists of Marshall Geller, Frederick M. Hoar, David Ladd and Robert L. Priddy. The Committee was first established on January 15, 1998, and did not hold any meetings during the fiscal year ended March 31, 1998.

     The Company's Board of Directors held three (3) meetings during the year ended March 31, 1998. Each Director attended at least 75% of the aggregate number of meetings held by the Board of Directors during the time each such Director was a member of the Board.

     There are no known arrangements or understandings between any director or executive officer and any other person pursuant to which any of the above-named executive officers or directors was selected as an officer or director of the Company.

SECTION 16(a) BENEFICIAL REPORTING COMPLIANCE

     Based solely on a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year, and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year and certain written representations, no persons who were either a director, Officer or beneficial owner of more than 10% of the Company's Common Stock, failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year.

                             EXECUTIVE COMPENSATION

     The following table sets forth information regarding the executive compensation for the Company's President and each other Executive Officer who received compensation in excess of $100,000 for the fiscal years ended March 31, 1998 and 1997. No executive officer received any compensation for the fiscal year ended March 31, 1996.

                                  SUMMARY COMPENSATION TABLE

                                                      LONG-TERM COMPENSATION
                        ANNUAL COMPENSATION               AWARDS       PAYOUTS
                    -----------------------------   ---------------------------
                                                              SECURI-
                                                              TIES
                                                              UNDERLY-
                                           OTHER    RE-       ING              ALL
                                           ANNUAL   STRICTED  OPTIONS/         OTHER
NAME AND PRINCIPAL                         COMPEN-  STOCK     SARs     LTIP    COMPEN-
     POSITION       YEAR  SALARY    BONUS  SATION   AWARD(S)  (NUMBER) PAYOUTS SATION
------------------  ----  --------  -----  ------   --------  -------- ------- -------
Anthony LaPine,     1998  $140,000   -0-   11,000    -0-       200,000  -0-     -0-
 President and      1997  $195,000   -0-   11,000    -0-        70,000  -0-     -0-
 Chairman of the                           <FN2>               <FN3>
 Board

Nicholas Miller     1998  $135,000   -0-    9,000    -0-        50,000  -0-     -0-
 <FN1>              1997  $180,000   -0-   12,000    -0-        70,000  -0-     -0-
                                           <FN2>               <FN3>
 ----------------
                                        7

<FN1>
Mr. Miller resigned as Director and Secretary of the Company and as Chief Executive Officer, President and Director of DSC DataLink Systems, the Company's wholly owned Canadian subsidiary in February 1998.
<FN2>
Represents car allowance.
<FN3>
Represents warrants to purchase shares of the Company's stock at $3.75 which vest over a three-year period.

                      OPTION GRANTS IN LAST FISCAL YEAR

     There were no option grants made to the above officers during the last fiscal year.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                        SECURITIES         VALUE OF
                                        UNDERLYING         UNEXERCISED
                   SHARES               UNEXERCISED        IN-THE-MONEY
                   ACQUIRED             OPTIONS/WARRANTS/  OPTIONS/WARRANTS/
                   ON                   SARs AT FY-END     SARs AT FY-END
                   EXERCISE             EXERCISABLE/       EXERCISABLE/
      NAME         (NUMBER)   REALIZED  UNEXERCISABLE      UNEXERCISABLE
---------------    -------    --------  ----------------   ----------------
Anthony LaPine       -0-        -0-       70,000 / 0           0 / 0
Nicholas Miller      -0-        -0-       70,000 / 0           0 / 0

EMPLOYMENT AGREEMENTS

     Effective May 1, 1996, the Company entered into a three year employment agreement with Anthony LaPine, the Company's President, pursuant to which he receives a base salary of $140,000 per year, plus discretionary increases in accordance with the Company's normal review procedures. In addition, subject to the achievement of certain mutually agreed upon performance goals, Mr. LaPine will be paid an annual bonus equal to 86% of his base salary. Mr. LaPine also receives a $1,000 per month car allowance. In the event that the Company terminates this agreement prior to the expiration of the three year term for other than cause or disability, or if Mr. LaPine terminates the agreement for "good reason" (as defined in the agreement), the Company is required to continue paying the salary and other benefits for the remainder of the term of the agreement. Mr. LaPine also receives full health, dental, vision and disability insurance.

     Concurrently with the execution of the employment agreement, Mr. LaPine entered into a Stock Purchase Agreement pursuant to which he purchased 200,000 shares of the Common Stock of Datalink Communications Corporation (which were later exchanged for 200,000 shares of the Company's Common Stock), and as payment therefor, Mr. LaPine executed a non-recourse promissory note in the amount of $1,500,000. The note bears interest at 5% per annum and the principal plus interest are due on or before April 1, 2001. As security for the note, Mr. LaPine granted the Company a security interest in the 200,000 shares of Common Stock.

     On May 20, 1996, the Company entered into a Loan Forgiveness Agreement with Mr. LaPine which provided that Mr. LaPine's $1,500,000 promissory note would be forgiven if Mr. LaPine has continued to serve as the Company's Chief Executive Officer through May 1, 1999, and there are no uncured defaults by Mr. LaPine under his Employment Agreement on May 1, 1999.

     On January 2, 1997, the Company entered into a three year lease with Mr. LaPine and his wife whereby the Company leases from the LaPine's 4,000 square feet of office space located in the LaPine's home at an annual rate of $100,000 or $8,333.37 per month. The lease terminates if Mr. LaPine's employment with the Company is terminated.

     The Company and Arundel Holdings, Inc., a company owned by Nicholas R. Miller and his wife, are parties to an Advisor Agreement having a three-year term which commenced May 1, 1996. The Advisor Agreement provided that Mr. Miller would receive a base salary of $180,000 per year, plus discretionary increases in accordance with the Company's normal review procedures. In addition, subject to the achievement of certain mutually agreed upon performance goals, Mr. Miller was to be paid an annual bonus equal to 100% of his base salary. Mr. Miller also received a $1,000 per month car allowance.

     On September 17, 1996, the Company entered into a Directors Agreement with Mr. Miller pursuant to which Mr. Miller served as a Director of the Company. The agreement provided that the Company would indemnify Mr. Miller to the fullest extent permitted by the Company's Articles of Incorporation and applicable laws. The agreement also granted Mr. Miller options to purchase 70,000 shares of the Company's Common Stock at $4.40 per share.

     On February 12, 1998, the Company and Mr. Nicholas Miller, former Chairman, terminated the Advisor Agreement with Arundel Holdings, Inc. The termination was effected by a mutual release agreement which provides for the following:

     a)  full payment of past due advisory fees and expenses;

     b) modification to the warrants granted to Mr. Miller under the November 5, 1997 private placement so that Mr. Miller is to receive only 50,000 warrants of the 200,000 warrants originally agreed upon;

     c) continuance until April 30, 1999 of Mr. Miller's right to exercise the 70,000 shares in his option grant.

EMPLOYEE STOCK OPTION PLAN

     During June 1996, the Board of Directors adopted the Employee Stock Option Plan (the "Plan") which was approved by the Company's shareholders on June 14, 1996. The Plan initially authorized the issuance of options to purchase up to 300,000 shares of the Company's $.01 par value Common Stock, and was amended on January 8, 1998 to authorize options to purchase up to 500,000 shares of the Company's $.01 par value Common Stock.

     The Plan allows the Board to grant stock options from time to time to employees, officers and directors of the Company. The Board has the power to determine at the time the option is granted whether the option will be an Incentive Stock Option (an option which qualifies under Section 422 of the Internal Revenue Code of 1986) or an option which is not an Incentive Stock Option. Vesting provisions are determined by the Board at the time options are granted. The option price for any option will be no less than the fair market value of the Common Stock on the date the option is granted.

     During the fiscal year ended March 31, 1998, the Company's Board of Directors granted a total of 144,555 options to a total of 35 employees, directors and consultants.

     On June 17, 1997, the Board of Directors of the Company approved the repricing of Mr. LaPine's and Mr. Miller's outstanding options from an exercise price of $22.00 per share to an exercise price of $4.40 per share. On the same date, the Board also approved the repricing of all of the options held by the other employees of the Company from an exercise price of $20.00 per share to an exercise price of $4.00 per share.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ACQUISITION OF DATALINK COMMUNICATIONS CORPORATION

     On June 27, 1996, the Company issued 1,646,532 shares of its $0.01 par value Common Stock to the holders of 100% of the outstanding common stock of Datalink Communications Corporation ("DCC") in an exchange transaction in which DSC became a wholly-owned subsidiary of the Company.

     The stock issuances were made pursuant to an Agreement Concerning the Exchange of Common Stock ("Agreement") between the Company and DSC. The terms of the Agreement were the result of negotiations between the managements of the Company and DCC. However, the Company's Board of Directors did not obtain any independent "fairness" opinion or other evaluation regarding the terms of the Agreement, due to the cost of obtaining such opinions or evaluations.

     Pursuant to the Agreement, Mark Moldenhauer, the former President and a Director of the Company, sold back to the Company at closing 153,333 shares of the Company's Common Stock for $10,000.

     Pursuant to the Agreement, at Closing, the Company issued to Westridge Capital Limited, as a finder's fee, a Debenture in the principal amount of $130,000 which was convertible into 130,000 shares of the Company's Common Stock at $1.00 per share. On October 11, 1996, Westridge Capital Limited converted its Debenture into 130,000 shares of the Company's Common Stock.

TRANSACTIONS INVOLVING THE COMPANY

     During July 1996, the Company completed a transaction in which it sold to an unaffiliated investor Peter Allard a Convertible Debenture in the principal amount of $2,000,000. The Debenture matures on July 1, 1998, and is convertible at any time prior thereto into shares of the Company's Common Stock at $20.00 per share. Mr. Allard was also issued a warrant to purchase up to 100,000 shares of the Company's Common Stock at $25.00 per share at any time prior to July 15, 1998. Mr. Allard also received certain registration rights. On October 14, 1996, Peter Allard exercised his right to convert the Debentures and the Company issued for 100,000 shares of its Common Stock. In connection with the closing of the Peter Allard transaction in July 1996, the Company issued 10,000 shares of its Common Stock to the Euphemia Trust for services rendered in connection with the transaction. Peter Allard beneficially owns the shares issued to Euphemia Trust.

     In September 1997, the Company entered into a settlement agreement with Peter Allard which recomputed the stock issued to Mr. Allard in the July 1996 Convertible Debenture. The settlement agreement provided for the issuance of an additional 10,000 shares of the Company's fully-paid non-assessable Common Stock and a five year warrant, commencing on December 1, 1997, to purchase 10,000 shares of the Company's Common Stock at $3.75 per share.

     In August 1997, the Board of Directors approved the issuance of warrants to Anthony N. LaPine and Nicholas R. Miller as of the Initial Closing Date of the private offering of Series A Convertible Preferred Stock and Warrants.
Mr. LaPine received warrants to purchase 200,000 shares of Common Stock at $3.75 per share. These will vest over a three-year period in equal installments of one-third of the total shares on each anniversary of the date of grant, and expire five years from the Initial Closing of the Offering. Mr. Miller received Warrants to purchase 200,000 shares of Common Stock at $3.75 per share; however, the number of Warrants was subsequently reduced to 50,000 when Mr. Miller's Advisory Agreement was terminated. The above Warrants were approved pursuant to the requirements of the Company's letter of intent with the placement agent for the private offering.

     Anthony LaPine purchased seven (7) Units in the Company's 1997 private offering in exchange for a promissory note in the amount of $1,050,000 payable to the Company and secured by certain of Mr. LaPine's assets other than his personal residence and contents. The 7 Units included a total of 280,000 shares of preferred stock and 140,000 Warrants.

                     PROPOSAL TO RATIFY THE SELECTION OF
                              BDO SEIDMAN LLP

     The independent accounting firm of BDO Seidman LLP is currently reauditing the financial statements of the Company for the years ended March 31, 1998 and 1997, and has been selected to audit the Company's financial statements for the current fiscal year. At the direction of the Board of Directors, this appointment is being presented to the shareholders for ratification or rejection at the Annual Meeting of Shareholders. If the shareholders do not ratify the appointment of BDO Seidman LLP, the appointment of auditors will be reconsidered by the Board of Directors.

     It is expected that representatives of BDO Seidman LLP will be present at the meeting and will be given an opportunity to make a statement if they desire to do so. It is also expected that the representatives will be available to respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE SELECTION OF BDO SEIDMAN LLP AS AUDITORS.

     On July 17, 1998, the Company received notification from Pricewaterhouse Coopers LLP ("PwC"), formerly Coopers & Lybrand L.L.P., the Company's independent accountants for the fiscal years ended March 31, 1996, 1997 and 1998 stating that the client-auditor relationship had ceased. The reports of PwC on the Company's financial statements for the fiscal years ended March 31, 1996, 1997 and 1998 did not contain an adverse opinion or disclaimer of an opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles or practices.

     PwC submitted a response letter, as required by Item 304(a) of Regulation S-B, to the Company's 8-K filing made on July 24, 1998 which was filed as
Exhibit 16 to the Company's Form 8-K/A Amendment No. 1 filed on August 5, 1998. The Company agrees with the statement of PwC made therein that,

     "Other than this matter, in connection with its audits for the two most recent fiscal years and through July 17, 1998, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference in their report on the financial statements for such years."

The PwC "matter" referred to above concerns a disagreement the Company had with PwC regarding the application of Emerging Issues Task Force abstract 88-18 (hereinafter "EITF 88-18") to revenues from certain sales of technology in fiscal years 1997 and 1998.

     Subsequent to filing Form 8-K/A Amendment No. 1 on August 5, 1998, disclosing the PwC response letter referred to above, the Company received a second response letter (the "PwC Letter") which was filed as Exhibit 16.1 to the Company's Form 8-K/A Amendment No. 2 on August 18, 1998. The Company read the PwC Letter and agreed with the statements made therein, except as set forth below:

     Paragraph 2 of the PwC Letter states: "The Company filed on September 11, 1996 an amended 8-K/A, which included the audited financial statements of DSC Datalink Systems Corporation, as of December 31, 1995 and 1994 and for the years ended December 31, 1995 and 1994 and for the period from June 15, 1993 (date of inception) to December 1995. Note 9 to the aforementioned financial statements discloses the applicability of EITF 88-18 to the sale of technology. In addition, the applicability of EITF 88-18 was discussed in detail with senior management of the Company in August 1996."

     Although PwC did recommend the application of EITF 88-18 to the sale of technology in the financial disclosures made in the Company's September 11, 1996 8-K/A and the 10-QSB for the quarter ending September 30, 1996, after these filings were made, the senior PwC audit partner informed the Company that PwC had changed its position regarding the applicability of EITF 88-18 to the technology sale transaction. The Company was then instructed to prepare its 10-QSB for the quarter ended December 31, 1996 using an accounting treatment that did not apply EITF 88-18.

     All financial disclosure contained in such Quarterly Report were reviewed and concurred in by PwC.

     Subsequently PwC informed the Company that it had again changed its position and recommended that EITF 88-18 be applied to treatment of such revenues for purposes of the Company's financial disclosure in its 1997 10-KSB and future reports filed with the Commission. Although the Company did not resist complying with PwC's recommendation, there was concern over PwC's inconsistent direction regarding this EITF 88-18 issue and accordingly Company management met with the PwC Senior Audit Partner in September 1997 to discuss said concern.

     Subsequent financial disclosures were made consistent with PwC's recommendations, as documented by PwC's correspondence dated September 29, 1997, to the Company's Board of Directors:

     "Recognition of the Shalcor transaction in accordance with EITF 88-18 is required and though management disagreed with the account-ing treatment it did record the transaction in accordance with EITF 88-18."

     The same EITF 88-18 issue arose during the audit for the fiscal year 1998 concerning a similar sale of technology. Once again, the Company and PwC revisited the applicability of this treatment to the sale of technology. The Company asked PwC to explain the rationale for using EITF 88-18 and had discussions with PwC regarding the meaning of the term "investor" as used in the application of EITF 88-18.

     Paragraph 3 of the PwC Letter states: "Senior management of the Company had advised PwC, that the Company had sought the advice of several accounting firms, including an accounting firm that provides tax consulting to the Company, and an economic consulting firm."

     With the intention of researching the EITF 88-18 treatment, the Company did seek the advice of accounting and consulting professionals regarding clarification of the foregoing issue. None of such professionals was engaged in rendering public accounting services, nor did they perform any auditing services for the Company; the Company's Board of Directors considered undertaking such research to be appropriate and consistent with its fiduciary duties to the Company and its stockholders. The Company reaffirms its prior statement that it did not, and disclaims any suggestion that it did, seek the formal opinion of any accountant or accounting firm other than PwC.

     Although alternative sale of technology accounting treatments were suggested by the Company, none were found acceptable to PwC. Consequently, the Company acquiesced in favor of PwC. All financial disclosures in the Company's SEC filings for the fiscal years 1997 and 1998 have been made in accordance with PwC's direction and approval.

     In September 1997, PwC advised the Company's Board of Directors of certain "internal control weaknesses." The Company's management has addressed and rectified each of these issues, set forth in the PwC response letter as
Exhibit 16 with the Company's Form 8-K/A Amendment No. 1 filed on August 5, 1998, as described below:

     PWC ISSUE: Failure to timely file periodic reports as required by the Securities Exchange Act of 1934, as amended (the "Exchange Act.")

     COMPANY RESOLUTION: The Company was late in filing the 1997 10-KSB. This was in large part due to requirements made by PwC during July 1997 to make last minute adjustments to the 10-KSB as required by the unexpected application of EITF 88-18. PwC delivered its original, manually-executed report on the Company's financial statements for the year ended March 31, 1997 under a cover letter dated August 12, 1997. This is the same date of PwC's consent to refer to and include its
     report in the 1997 10-KSB.   The 1997 10-KSB was subsequently filed
     on August 12, 1997. The last minute adjustments required for the 1997 10-KSB also applied to the report for the quarter ended June 30, 1997 and caused this report to be filed one date late. The Company has since filed all reports required to be filed by it pursuant to the Exchange Act on a timely basis.

     Paragraph 4 of the PwC Letter states: "The delay in the Company's filing of the 1997 Form 10-KSB was the result of the Company's inability to reconcile certain common stock and stock option activity on a timely basis and the Company's continued resistance with respect to the previously reported disagreement."

     The Company had completely reconciled its stock option and common stock activity for the year ended March 31, 1997 when it was directed by PwC to revise the financial disclosure in the 1997 Form 10-KSB and re-apply the EITF 88-18 treatment to the sale of technology. The Company had prepared the 1997 Form 10-KSB consistent with the sale of technology treatment directed by PwC in the Company's prior Form 10-QSB for the quarter ended December 31, 1996. Upon learning of the new application of EITF 88-18, the Company tried to quickly revise its 1997 Form 10-KSB and file it with the Commission; however, due to the extensive nature of the revision required by the EITF 88-18 treatment, the Company was unable to file the Form 10-KSB until August 12, 1997.

     The Company's concerns regarding the inconsistent direction from PwC on the EITF 88-18 issue were discussed with the PwC senior partner after the 1997 Form 10-KSB filing was made. The Company maintains that all stock transactions have been properly accounted for and fully audited by PwC.

     PWC ISSUE: Material Audit adjustments related to the sale of tech-nology, accounts payable and accrued liabilities and common stock transaction.

     COMPANY RESOLUTION: All adjustments related to the sale of tech-nology were made as a result of the implementation of EITF 88-18. Adjustments to accounts payable, accrued liabilities, and common stock transactions were required due to Company practices occurring prior to the Company becoming publicly-held. After the Company became public, all required adjustments were completed. PwC has since audited and issued its report on the Company's financial statements for the fiscal year ended March 31, 1998.

     Paragraph 5 of the PwC Letter states: "The Company practices in question also dealt with transactions subsequent to the Company becoming publicly held."

     The Company maintains that all subsequent stock and option transactions have been properly accounted for and fully audited by PwC.

     PWC ISSUE: Adequacy of records maintained by the Company related to certain prior common stock transactions.

     COMPANY RESOLUTION: The claimed inadequacy of records maintain by the Company related to certain prior common stock transactions were considered to be the result of past practices prior to the date the Company became a public company. Since the Company became publicly-held, such records have also been maintained by the Company's trans-fer agent, American Securities Transfer & Trust, Inc. PwC has since audited and issued its report on the Company's financial statements for the fiscal year ended March 31, 1998.

     Paragraph 6 of the PwC Letter states: "The Company practices in question also dealt with transactions subsequent to the Company becoming publicly held."

     Again the Company maintains that all subsequent stock and option transactions have been properly accounted for and fully audited by PwC.

     Although there are no documents in support of this statement, nor does senior management at the Company have any recollection of being informed of the need to amend its Form 10-QSB for the quarter ended December 31, 1997, the Company prepared an amended Form 10-QSB and filed it on August 20, 1998.

     Finally, the report of PwC dated June 19, 1997 on the Company's financial statements as of March 31, 1997 and for the year then ended, which contained a paragraph stating that the Company's recurring losses from operations raised substantial doubt as to the Company's ability to continue as a going concerning, was filed with the Commission in August 1997 as required.

     The Company was surprised by PwC's repeated reversals of its position on the applicability of EITF 88-18 to treatment of the transaction and revenues in question; however, it denies any failure on its part to cooperate fully with PwC regarding this issue and strongly objects to any suggestion to the contrary.

     Subsequent to filing Form 8-K/A Amendment No. 2 on August 18, 1998, disclosing the PwC Letter discussed above, the Company received a third response letter, which was filed as Exhibit 16.2 to the Company's Form 8-K/A Amendment No. 3 on August 25, 1998, wherein PwC asserts that it never changed its position with respect to the applicability of EITF 88-18. For the reasons discussed above, the Company does not agree with the statements made by PwC in its third response letter.

     On September 3, 1998, the Company engaged BDO Seidman LLP as its independent accountants to audit the Company's financial statements.

     Neither the Company nor any person acting on its behalf consulted with BDO Seidman LLP with regard to the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company's financial statements. In addition, neither the Company nor any person acting on its behalf consulted with BDO Seidman LLP with regard to any disagreement or event identified in the Company's Report on Form 8-K dated July 17, 1998, and the amendments thereto.

                               OTHER BUSINESS

     As of the date of this Proxy Statement, management of the Company was not aware of any other matter to be presented at the Meeting other than as set forth herein. However, if any other matters are properly brought before the Meeting, the shares represented by valid proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them. A majority vote of the shares represented at the meeting is necessary to approve any such matters.

                                ANNUAL REPORT

     The Company's Annual Report on Form 10-KSB for the year ending March 31, 1998, accompanies this Proxy Statement. The Annual Report is not incorporated into this Proxy Statement and is not to be considered part of the solicitation material.

                DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
              FOR THE ANNUAL MEETING TO BE HELD IN DECEMBER 1999

    Any proposal by a shareholder intended to be presented at the Company's Annual Meeting of Shareholders to be held in December 1999 must be received at the offices of the Company, Datalink Systems Corporation, 1735 Technology Way, Suite 790, San Jose, California 95110, on or before July 9, 1999, in order to be included in the Company's proxy statement and proxy relating to that meeting.

                                      ANTHONY N. LAPINE, PRESIDENT

San Jose, California
November 6, 1998

P R O X Y

                            DATALINK SYSTEMS CORPORATION

                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Anthony N. LaPine with the power to appoint his substitute, and hereby authorizes him to represent and to vote as designated below, all the shares of Common and Preferred Stock of Datalink Systems Corporation held of record by the undersigned on November 6, 1998, at the Annual Meeting of Shareholders to be held on December 4, 1998, or any adjournment thereof.

     1. The election of five (5) Directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors have been duly elected and qualified:

            ___ FOR all nominees listed below (except as marked to the contrary).

            ___ WITHHOLD authority to vote for all the nominees listed below:

                  Anthony N. LaPine         Marshall Geller
                  Frederick M. Hoar         David Ladd
                  Robert L. Priddy

INSTRUCTION: To withhold authority to vote for any individual nominee, cross out that nominee's name above.]

     2. The ratification of the appointment of BDO Seidman LLP as the Company's independent accountants for the fiscal year ending March 31, 1999:

            ___   FOR            ___  AGAINST            ___  ABSTAIN

     3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DATALINK SYSTEMS CORPORATION. PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

     SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE SHAREHOLDER'S SPECIFICATIONS ABOVE. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report.


Dated:  ______________, 1998          _______________________________________
                                      Signature(s) of Shareholder(s)

                                      _______________________________________
                                      Signature(s) of Shareholder(s)

Signature(s) should agree with the name(s) stenciled hereon. Executors, administrators, trustees, guardians and attorneys should indicate when signing. Attorneys should submit powers of attorney.